SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                                Ashford.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   044093 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]     Rule 13d-1(b)

      [ ]     Rule 13d-1(c)

      [X}     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 23 Pages

                       Exhibit Index Contained on Page 20

----------------------------------------                                      ----------------------------------------
CUSIP NO. 044093 10 2                                      13 G                          Page 2 of 23 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Benchmark Capital Partners II, L.P. ("BM II")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X}
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          9,066,924 shares,  except that BCM II, the general partner of BM II, and
           BENEFICIALLY                       David M. Beirne ("Beirne"),  Bruce W. Dunlevie ("Dunlevie"),  J. William
           OWNED BY EACH                      Gurley  ("Gurley"),   Kevin  R.  Harvey  ("Harvey"),   Robert  C.  Kagle
             REPORTING                        ("Kagle"),  Andrew S.  Rachleff  ("Rachleff")  and  Steven  M.  Spurlock
              PERSON                          ("Spurlock"), the members of BCM II, may be deemed to have shared voting
               WITH                           power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              9,066,924 shares,  except that BCM II, the general partner of BM II, and
                                              Beirne,  Dunlevie,  Gurley,  Harvey, Kagle,  Rachleff and Spurlock,  the
                                              members  of BCM II,  may be deemed to have  shared  power to  dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,066,924
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        24.60%

------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                      ----------------------------------------
CUSIP NO. 044093 10 2                                      13 G                          Page 3 of 23 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Benchmark Founders' Fund II, L.P. ("FF II")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,073,524 shares,  except that BCM II, the general partner of FF II, and
           BENEFICIALLY                       David M. Beirne ("Beirne"),  Bruce W. Dunlevie ("Dunlevie"),  J. William
           OWNED BY EACH                      Gurley  ("Gurley"),   Kevin  R.  Harvey  ("Harvey"),   Robert  C.  Kagle
             REPORTING                        ("Kagle"),  Andrew S.  Rachleff  ("Rachleff")  and  Steven  M.  Spurlock
              PERSON                          ("Spurlock"), the members of BCM II, may be deemed to have shared voting
               WITH                           power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,073,524 shares,  except that BCM II, the general partner of FF II, and
                                              Beirne,  Dunlevie,  Gurley,  Harvey, Kagle,  Rachleff and Spurlock,  the
                                              members  of BCM II,  may be deemed to have  shared  power to  dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,073,524
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.91%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                      ----------------------------------------
CUSIP NO. 044093 10 2                                      13 G                          Page 4 of 23 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Benchmark Founders' Fund II-A, L.P. ("FF II-A")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X}
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          569,402 shares,  except that BCM II, the general partner of FF II-A, and
           BENEFICIALLY                       David M. Beirne ("Beirne"),  Bruce W. Dunlevie ("Dunlevie"),  J. William
           OWNED BY EACH                      Gurley  ("Gurley"),   Kevin  R.  Harvey  ("Harvey"),   Robert  C.  Kagle
             REPORTING                        ("Kagle"),  Andrew S.  Rachleff  ("Rachleff")  and  Steven  M.  Spurlock
              PERSON                          ("Spurlock"), the members of BCM II, may be deemed to have shared voting
               WITH                           power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              569,402 shares,  except that BCM II, the general partner of FF II-A, and
                                              Beirne,  Dunlevie,  Gurley,  Harvey, Kagle,  Rachleff and Spurlock,  the
                                              members  of BCM II,  may be deemed to have  shared  power to  dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       569,402
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.54%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                      ----------------------------------------
CUSIP NO. 044093 10 2                                      13 G                          Page 5 of 23 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Benchmark Members' Fund II, L.P. ("MF II")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          152,328  shares,  except that BCM II, the general  partner of MF II, and
           BENEFICIALLY                       David M. Beirne ("Beirne"),  Bruce W. Dunlevie ("Dunlevie"),  J. William
           OWNED BY EACH                      Gurley  ("Gurley"),   Kevin  R.  Harvey  ("Harvey"),   Robert  C.  Kagle
             REPORTING                        ("Kagle"),  Andrew S.  Rachleff  ("Rachleff")  and  Steven  M.  Spurlock
              PERSON                          ("Spurlock"), the members of BCM II, may be deemed to have shared voting
               WITH                           power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              152,328  shares,  except that BCM II, the general  partner of MF II, and
                                              Beirne,  Dunlevie,  Gurley,  Harvey, Kagle,  Rachleff and Spurlock,  the
                                              members  of BCM II,  may be deemed to have  shared  power to  dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       152,328
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.41%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                      ----------------------------------------
CUSIP NO. 044093 10 2                                      13 G                          Page 6 of 23 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Benchmark Capital Management Co. II, L.L.C. ("BCM II")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X}
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
           BENEFICIALLY                       1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
           OWNED BY EACH                      II-A;  and  152,328  are  directly  owned by MF II. BCM II, the  general
             REPORTING                        partner  of BM II,  FF II,  FF II-A  and MF II,  and  Beirne,  Dunlevie,
              PERSON                          Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM II, may
               WITH                           be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
                                              1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
                                              II-A;  and  152,328  are  directly  owned by MF II. BCM II, the  general partner  of BM II,  FF II,  FF II-A  and MF II,  and  Beirne,  Dunlevie,
                                              Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCM II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,862,178
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    29.47%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                      ----------------------------------------
CUSIP NO. 044093 10 2                                      13 G                          Page 7 of 23 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      David M. Beirne ("Beirne")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          9,970 shares.
           BENEFICIALLY
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
               WITH                           1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
                                              II-A;  and  152,328 are  directly  owned by MF II. BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Beirne,  a member of BCM
                                              II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              9,970 shares.

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
                                              1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
                                              II-A;  and  152,328 are  directly  owned by MF II. BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Beirne,  a member of BCM
                                              II, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,872,148
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    29.49%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                      ----------------------------------------
CUSIP NO. 044093 10 2                                      13 G                          Page 8 of 23 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      Bruce W. Dunlevie ("Dunlevie")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X}
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          9,970 shares.
           BENEFICIALLY
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
               WITH                           1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
                                              II-A;  and  152,328 are  directly  owned by MF II. BCM II is the general partner  of BM II, FF II, FF II-A and MF II, and  Dunlevie,  a member of
                                              BCM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              9,970 shares.

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
                                              1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
                                              II-A;  and  152,328 are  directly  owned by MF II. BCM II is the general partner  of BM II, FF II, FF II-A and MF II, and  Dunlevie,  a member of
                                              BCM II, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,872,148
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    29.49%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                      ----------------------------------------
CUSIP NO. 044093 10 2                                      13 G                          Page 9 of 23 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      J. William Gurley ("Gurley")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          4,965 shares.
           BENEFICIALLY
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
               WITH                           1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
                                              II-A;  and  152,328 are  directly  owned by MF II. BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Gurley,  a member of BCM
                                              II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              4,965 shares.

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
                                              1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
                                              II-A;  and  152,328 are  directly  owned by MF II. BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Gurley,  a member of BCM
                                              II, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,867,143
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    29.48%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                      ----------------------------------------
CUSIP NO. 044093 10 2                                      13 G                          Page 10 of 23 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      Kevin R. Harvey ("Harvey")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          3,970 shares.
           BENEFICIALLY
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
               WITH                           1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
                                              II-A;  and  152,328 are  directly  owned by MF II. BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Harvey,  a member of BCM
                                              II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,970 shares.

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
                                              1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
                                              II-A;  and  152,328 are  directly  owned by MF II. BCM II is the general partner of BM II, FF II, FF II-A and MF II, and Harvey,  a member of BCM
                                              II, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,866,148
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    29.48%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                      ----------------------------------------
CUSIP NO. 044093 10 2                                      13 G                          Page 11 of 23 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      Robert C. Kagle ("Kagle")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                               Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          9,970  shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
              PERSON                          1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
               WITH                           II-A;  and  152,328 are  directly  owned by MF II. BCM II is the general partner of BM II, FF II, FF II-A and MF II,  and Kagle,  a member of BCM
                                              II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              9,970 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
                                              1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
                                              II-A;  and  152,328 are  directly  owned by MF II. BCM II is the general partner of BM II, FF II, FF II-A and MF II,  and Kagle,  a member of BCM
                                              II, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,872,148
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    29.49%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                      ----------------------------------------
CUSIP NO. 044093 10 2                                      13 G                          Page 12 of 23 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      Andrew S. Rachleff ("Rachleff")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                               Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              6,470  shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
                                              1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
                                              II-A;  and  152,328 are  directly  owned by MF II. BCM II is the general partner  of BM II, FF II, FF II-A and MF II, and  Rachleff,  a member of
                                              BCM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              6,470 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
                                              1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
                                              II-A;  and  152,328 are  directly  owned by MF II. BCM II is the general partner  of BM II, FF II, FF II-A and MF II, and  Rachleff,  a member of
                                              BCM II, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,868,648
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    29.48%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                      ----------------------------------------
CUSIP NO. 044093 10 2                                      13 G                          Page 13 of 23 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      Steven M. Spurlock ("Spurlock")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          8,470 shares.
           BENEFICIALLY
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING               6        SHARED VOTING POWER
              PERSON                          10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
               WITH                           1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
                                              II-A;  and  152,328 are  directly  owned by MF II. BCM II is the general partner  of BM II, FF II, FF II-A and MF II, and  Spurlock,  a member of
                                              BCM II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              8,470 shares.

                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              10,862,178  shares,  of which  9,066,924  are  directly  owned by BM II;
                                              1,073,524 are directly  owned by FF II; 569,402 are directly owned by FF
                                              II-A;  and  152,328 are  directly  owned by MF II. BCM II is the general partner  of BM II, FF II, FF II-A and MF II, and  Spurlock,  a member of
                                              BCM II, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,870,648
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    29.49%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             IN
------------ ---------------------------------------------------------------------------------------------------------

--------------------------                   -----------------------------------
CUSIP NO. 044093 10 2               13 G             Page 14 of 23 Pages
--------------------------                   -----------------------------------


ITEM 1(a). NAME OF ISSUER:

           Ashford.com, Inc.


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           3800 Buffalo Speedway, Suite 400
           Houston, Texas 77098


ITEM 2(a). NAME OF PERSON FILING:

           This statement is filed by Benchmark Capital Partners II, L.P., a Delaware limited partnership ("BM II"), Benchmark Founders' Fund II, L.P., a Delaware limited partnership ("FF II"), Benchmark Founders' Fund II-A, L.P., a Delaware limited partnership ("FF II-A"), Benchmark Members' Fund II, L.P., a Delaware limited partnership ("MF II") and Benchmark Capital Management Co. II, L.L.C. ("BCM II"), a Delaware limited liability company, David M. Beirne ("Beirne"), Bruce
           W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

           BCM II is the general partner of BM II, FF II, FF II-A and MF II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BM II, FF II, FF II-A and MF II. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are the general partners/managing members of BCM II, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by BM II, FF II, FF II-A and MF II.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           The address of the principal business office for each of the Reporting Persons is:

           Benchmark Capital
           2480 Sand Hill Road, Suite 200
           Menlo Park, CA 94025


ITEM 2(c)  CITIZENSHIP:

           BM II, FF II, FF II-A and MF II are Delaware limited partnerships. BCM II is a Delaware limited liability company. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens.


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

                    Common Stock

--------------------------                   -----------------------------------
CUSIP NO. 044093 10 2               13 G             Page 15 of 23 Pages
--------------------------                   -----------------------------------


ITEM 2(e). CUSIP NUMBER:

           044093 10 2


ITEM 3.    Not Applicable


ITEM 4.    OWNERSHIP:

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

           (a) Amount beneficially owned:

           See Row 9 of cover page for each Reporting Person.


           (b) Percent of Class:

           See Row 11 of cover page for each Reporting Person.


           (c) Number of shares as to which such person has:


               (i)    Sole power to vote or to direct the vote:

               See Row 5 of cover page for each Reporting Person.


               (ii)   Shared power to vote or to direct the vote:

               See Row 6 of cover page for each Reporting Person.


               (iii)  Sole power to dispose or to direct the disposition of:

               See Row 7 of cover page for each Reporting Person.


               (iv)   Shared power to dispose or to direct the disposition of:

               See Row 8 of cover page for each Reporting Person.

--------------------------                   -----------------------------------
CUSIP NO. 044093 10 2               13 G             Page 16 of 23 Pages
--------------------------                   -----------------------------------


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Under certain circumstances set forth in the limited partnership agreements of BM II, FF II, FF II-A and MF II, and the limited liability company agreement of BCM II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable

ITEM 10.   CERTIFICATION:

           Not applicable

--------------------------                   -----------------------------------
CUSIP NO. 044093 10 2               13 G             Page 17 of 23 Pages
--------------------------                   -----------------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2000

                                     BENCHMARK CAPITAL PARTNERS II, L.P.,
                                     a Delaware Limited Partnership


                                     By:    /s/  Steven M. Spurlock
                                            ------------------------------------
                                            Steven M. Spurlock
                                            Member


                                     BENCHMARK FOUNDERS' FUND II, L.P.,
                                     a Delaware Limited Partnership


                                     By:    /s/  Steven M. Spurlock
                                            ------------------------------------
                                            Steven M. Spurlock
                                            Member


                                     BENCHMARK FOUNDERS' FUND II-A,
                                     L.P., a Delaware Limited Partnership


                                     By:    /s/  Steven M. Spurlock
                                            ------------------------------------
                                            Steven M. Spurlock
                                            Member


                                     BENCHMARK MEMBERS' FUND II, L.P.,
                                     a Delaware Limited Partnership


                                     By:    /s/  Steven M. Spurlock
                                            ------------------------------------
                                            Steven M. Spurlock
                                            Member

--------------------------                   -----------------------------------
CUSIP NO. 044093 10 2               13 G             Page 18 of 23 Pages
--------------------------                   -----------------------------------


                                    BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C.,
                                      a Delaware Limited Liability Company


                                    By:    /s/  Steven M. Spurlock
                                           ------------------------------------
                                           Steven M. Spurlock
                                           Member


                                    DAVID M. BEIRNE


                                    By:    /s/  David M. Beirne
                                           ------------------------------------
                                           David M. Beirne


                                    BRUCE W. DUNLEVIE


                                    By:    /s/  Bruce W. Dunlevie
                                           ------------------------------------
                                           Bruce W. Dunlevie


                                    J. WILLIAM GURLEY


                                    By:    /s/  J. William Gurley
                                           ------------------------------------
                                           J. William Gurley


                                    KEVIN R. HARVEY


                                    By:    /s/  Kevin R. Harvey
                                           ------------------------------------
                                           Kevin R. Harvey


                                    ROBERT C. KAGLE


                                    By:    /s/  Robert C. Kagle
                                           ------------------------------------
                                           Robert C. Kagle


                                    ANDREW S. RACHLEFF


                                    By:    /s/  Andrew S. Rachleff
                                           ------------------------------------
                                           Andrew S. Rachleff

--------------------------                   -----------------------------------
CUSIP NO. 044093 10 2               13 G             Page 19 of 23 Pages
--------------------------                   -----------------------------------


                                     STEVEN M. SPURLOCK


                                     By:    /s/  Steven M. Spurlock
                                            ------------------------------------
                                            Steven M. Spurlock

--------------------------                   -----------------------------------
CUSIP NO. 044093 10 2               13 G             Page 20 of 23 Pages
--------------------------                   -----------------------------------


                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   21

                                    EXHIBIT A



                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Ashford.com, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 2000


February 10, 2000             BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C.,
                              a Delaware Limited Liability Company



                              By:   /s/  Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock, Member


February 10, 2000             BENCHMARK CAPITAL PARTNERS II, L.P.,
                              a Delaware Limited Partnership

                              By: Benchmark Capital Management Co. II, L.L.C., a Delaware Limited Liability Company
                                    Its General Partner



                              By:   /s/  Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock, Member


February 10, 2000             BENCHMARK FOUNDERS' FUND II, L.P.,
                              a Delaware Limited Partnership

                              By: Benchmark Capital Management Co. II, L.L.C., a Delaware Limited Liability Company
                                    Its General Partner



                                By:   /s/  Steven M. Spurlock
                                    --------------------------------------------
                                      Steven M. Spurlock, Member

February 10, 2000             BENCHMARK FOUNDERS' FUND II-A, L.P.,
                              a Delaware Limited Partnership

                              By: Benchmark Capital Management Co. II, L.L.C., a Delaware Limited Liability Company
                                    Its General Partner



                                    By:   /s/  Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock, Member



February 10, 2000             BENCHMARK MEMBERS' FUND II, L.P.,
                              a Delaware Limited Partnership

                              By: Benchmark Capital Management Co. II, L.L.C., a Delaware Limited Liability Company
                                    Its General Partner



                              By:   /s/  Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock, Member


February 10, 2000

                              By:   /s/  David M. Beirne
                                    --------------------------------------------
                                    David M. Beirne

February 10, 2000


                              By:   /s/  Bruce W. Dunlevie
                                    --------------------------------------------
                                    Bruce W. Dunlevie

February 10, 2000

                              By:   /s/  J. William Gurley
                                    --------------------------------------------
                                    J. William Gurley

February 10, 2000


                              By:   /s/  Kevin R. Harvey
                                    --------------------------------------------
                                    Kevin R. Harvey

February 10, 2000


                              By:   /s/  Robert C. Kagle
                                    --------------------------------------------
                                    Robert C. Kagle


February 10, 2000


                              By:   /s/  Andrew S. Rachleff
                                    --------------------------------------------
                                    Andrew S. Rachleff


February 10, 2000


                              By:   /s/  Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock